Exhibit 4.6
DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of the securities of Hudson Pacific Properties, Inc., a Maryland corporation, registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland General Corporation Law (“MGCL”), and the full text of our charter, including the articles supplementary setting forth the terms of the series C preferred stock, and bylaws, copies of which have been filed as exhibits to this Annual Report on Form 10-K. As used in this “Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934,” references to the “Company,” “we,” “our” or “us” refer solely to Hudson Pacific Properties, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires.
General
Our charter provides that we may issue up to 481,600,000 shares of common stock, $0.01 par value per share (“common stock”), and 18,400,000 shares of preferred stock, $0.01 par value per share (“preferred stock”), all of which are classified as 4.750% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“series C preferred stock”). Our charter authorizes our board of directors, without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of any class or series of our stock.
As of December 31, 2021, there were 151,124,543 shares of our common stock issued and outstanding and 17,000,000 shares of our series C preferred stock issued and outstanding.
Under Maryland law, stockholders generally are not personally liable for our debts or obligations solely as a result of their status as stockholders.
Description of Common Stock
Dividends
Subject to the preferential rights of holders of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment or establishment of reserves for all of our known debts and liabilities.
Voting
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of our stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. In uncontested elections, directors are elected by the affirmative vote of a majority of all the votes cast “for” and “against” each director nominee. In contested elections, directors are elected by a plurality of the votes cast.
Other Rights
Holders of shares of our common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any securities of our company. Our charter provides that our common stockholders generally have no appraisal rights unless our board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of our common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of our common stock will have equal dividend, liquidation and other rights.
Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert into another type of entity, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides for the approval of these matters by a majority of the votes entitled to be cast on the matter, except that the approval of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast is required to remove a director elected by holders of our common stock or to amend the removal provisions of our charter or the vote required to amend such provisions. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because our operating assets may be held by our operating partnership or its wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of such assets without the approval of our stockholders.
Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the rights of holders of any class or series of our stock and the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.
Transfer Agent and Registrar
The transfer agent and registrar for shares of our common stock is Computershare Trust Company, N.A.
Listing
Our outstanding shares of common stock are listed on the New York Stock Exchange under the symbol “HPP.” Any additional shares of common stock we issue will also be listed on the New York Stock Exchange upon official notice of issuance.
Description of Preferred Stock
General
Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock into one or more classes or series of preferred stock. Prior to issuance of shares of each new class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.
Series C Preferred Stock
General
Our board of directors and a duly authorized committee of our board of directors classified 18,400,000 shares of the company’s authorized but unissued common and preferred stock as, and approved articles supplementary setting forth the terms of, the series C preferred stock. Our board of directors may authorize the classification, issuance and sale of additional shares of series C preferred stock from time to time. Any capitalized terms defined within this “Series C Preferred Stock” section shall only be so defined for the purposes of this section.
Ranking
The series C preferred stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:
•senior to all classes or series of our common stock, and to any future class or series of our capital stock expressly designated as ranking junior to the series C preferred stock;
•on parity with any class or series of our capital stock expressly designated as ranking on parity with the series C preferred stock; and

•junior to any other class or series of our capital stock expressly designated as ranking senior to the series C preferred stock, none of which exists on the date hereof.
The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the series C preferred stock. In addition, the series C preferred stock will be subordinate to the outstanding Series A Cumulative Redeemable Convertible Preferred Units of our operating partnership (the “series A preferred units”), which were issued in connection with our initial public offering and had an aggregate liquidation preference of approximately $9.8 million as of December 31, 2021, in the case of our liquidation, dissolution or winding up The series C preferred stock also ranks junior in right of payment to our other existing and future debt obligations.
Dividends
Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the series C preferred stock with respect to dividend rights, holders of shares of series C preferred stock are entitled to receive, when, as and if authorized by our board of directors and declared by us out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 4.750% per annum of the $25.00 liquidation preference per share of the series C preferred stock (equivalent to the fixed annual amount of $1.1875 per share of the series C preferred stock).
Dividends on the series C preferred stock accrue and are cumulative from and including the date any shares of series C preferred stock are first issued or, if later, the latest dividend payment date to which cumulative dividends have been paid on the series C preferred stock in full (or declared and the corresponding record date has passed), and are be payable to holders quarterly in arrears on or about the last day of March, June, September and December of each year or, if such day is not a business day, on either the immediately preceding business day or next succeeding business day at our option, except that, if such business day is in the next succeeding year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. The term “business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
The amount of any dividend payable on the series C preferred stock for any period greater or less than a full dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our board of directors as the record date for the payment of dividends that is not more than 35 and not fewer than 10 days prior to the scheduled dividend payment date. The dividends payable on any dividend payment date shall include dividends accumulated to, but not including, such dividend payment date.
Dividends on the series C preferred stock will accrue whether or not:
•we have earnings;
•there are funds legally available for the payment of those dividends; or
•those dividends are authorized or declared.
Except as described in this paragraph and the next paragraph, unless full cumulative dividends on the series C preferred stock for all past dividend periods shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:
•declare and pay or declare and set aside for payment any dividends, and we will not declare and make any distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the series C preferred stock, for any period; or
•except as described below, redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to dividends and upon liquidation, on parity with or junior to the series C preferred stock.
The foregoing sentence, however, will not prohibit:

•dividends payable solely in common stock or any other class or series of capital stock ranking junior to the series C preferred stock as to payment of dividends and the distribution of assets upon our liquidation, dissolution and winding up;
•the conversion into or exchange for other shares of any class or series of capital stock ranking junior to the series C preferred stock as to payment of dividends and the distribution of assets upon our liquidation, dissolution and winding up;
•our redemption, purchase or other acquisition of shares of series C preferred stock, preferred stock ranking on parity with the series C preferred stock as to payment of dividends and upon liquidation, dissolution or winding up or capital stock or equity securities ranking junior to the series C preferred stock pursuant to our charter to the extent necessary to preserve our status as a REIT or otherwise pursuant to the provisions of our charter restricting the ownership and transfer of our stock;
•our purchase or acquisition of shares of series C preferred stock or preferred stock ranking on parity with the series C preferred stock as to dividends and upon liquidation pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series C preferred stock and any such class or series of preferred stock; or
•a redemption, purchase or other acquisition of shares of our common stock made for purposes of and in compliance with the requirements of an employee incentive or benefit plan of ours or any of our subsidiaries.
Notwithstanding the foregoing limitations, when we do not pay dividends in full (or do not declare and set apart a sum sufficient to pay them in full) on the series C preferred stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the series C preferred stock, we will declare any dividends on the series C preferred stock and each such other class or series of capital stock ranking, as to dividends, on parity with the series C preferred stock pro rata, so that the amount of dividends declared per share of series C preferred stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the series C preferred stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the series C preferred stock which may be in arrears.
Holders of shares of series C preferred stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the series C preferred stock as described above. Any dividend payment made on the series C preferred stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the series C preferred stock will accumulate as of the dividend payment date on which they first become payable.
We do not intend to declare dividends on the series C preferred stock, or pay or set apart for payment dividends on the series C preferred stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our board of directors and declared by us or paid or set apart for payment if such authorization, declaration or payment is restricted or prohibited by law.
Our revolving credit facility and senior notes prohibit us from making distributions to our stockholders, or redeeming or otherwise repurchasing shares of our capital stock, including the series C preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances as necessary to enable us to maintain our qualification as a REIT. Consequently, after the occurrence and during the continuance of an event of default under our revolving credit facility or senior notes, we may not be able to pay all or a portion of the dividends payable to the holders of the series C preferred stock or redeem all or a portion of the series C preferred stock. In addition, in the event of a default under our revolving credit facility or senior notes, we would be unable to borrow under such facilities and any amounts we have borrowed thereunder could become immediately due and payable. The agreements governing our future debt instruments may also include restrictions on our ability to pay dividends to holders or make redemptions of the series C preferred stock.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to holders of shares of our common stock or any other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the series C preferred stock, holders of shares of series C preferred stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities and any class or series of our capital stock ranking senior to the series C preferred stock, a liquidation preference of $25.00 per share of series C preferred stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the date of payment. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of series C preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon liquidation, dissolution or winding up, on parity with the series C preferred stock in the distribution of assets, then holders of shares of series C preferred stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the series C preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.
Holders of shares of series C preferred stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not fewer than 30 days and not more than 60 days prior to the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of series C preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into or our conversion into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our capital stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of series C preferred stock will not be added to our total liabilities.
Optional Redemption
Except with respect to the special optional redemption described below, to preserve our status as a REIT or in certain other limited circumstances relating to our maintenance of our ability to qualify as a REIT, we cannot redeem the series C preferred stock prior to November 16, 2026. On and after November 16, 2026, we may, at our option, upon not fewer than 30 and not more than 60 days’ written notice, redeem the series C preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) up to but excluding the date fixed for redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), without interest, to the extent we have funds legally available for that purpose. We may also redeem shares of series C preferred stock from time to time for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) up to but excluding the date fixed for redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), without interest, if our board of directors has determined that such redemption is necessary to preserve our status as a REIT.
If fewer than all of the outstanding shares of series C preferred stock are to be redeemed (in the case of a redemption of the series C preferred stock other than to preserve our status as a REIT), we will select the shares of series C preferred stock to be redeemed pro rata (as nearly as may be practicable without creating fractional shares) or by lot as we determine. If such redemption is to be by lot and, as a result of such redemption, any holder of shares of series C preferred stock, other than a holder of series C preferred stock that has received an exemption from the ownership limit, would have actual, beneficial or constructive ownership of more than 9.8% of the issued and outstanding shares of series C preferred stock by value or number of shares, whichever is more restrictive, or violate any of the other restrictions on ownership and transfer of our stock set forth in our charter, including the articles supplementary setting forth the terms of the series C preferred stock, because such holder’s shares of series C preferred stock were not redeemed, or were only redeemed in part, then, except as otherwise provided in the charter, we will redeem the requisite number of shares of series C preferred stock of such holder such that no holder will own in excess of the 9.8% series C preferred stock ownership limit or applicable excepted holder limit or the other restrictions on ownership and transfer of our stock subsequent to such redemption. In order for their shares of series C preferred stock to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid dividends payable upon redemption following surrender of the shares. If a notice of redemption has been given (in the case of a redemption of the series C preferred stock other than to preserve our status as a REIT), the funds necessary for the redemption have been set aside by us for the benefit of the holders of any shares of series C preferred stock called for redemption and irrevocable instructions have been given to pay the redemption price and all accrued and unpaid dividends, then, from and after the redemption date, dividends will cease to accrue on such shares of series C preferred stock and such shares of series C preferred stock will no longer be deemed outstanding. At such time, all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any accrued and unpaid dividends payable upon redemption, without interest. So long as no dividends payable on the series C preferred stock and any class or series of parity preferred stock are in arrears for any past dividend periods and subject to the provisions of applicable law and the sufficiency of legally available funds, we may from time to time repurchase all or any part of the series C preferred stock, including the repurchase of shares of series C preferred stock in open-market transactions and individual purchases at such prices as we negotiate, in each case as duly authorized by our board of directors. Regardless of whether dividends are paid in full on the series C preferred stock or any class or series of parity preferred stock, we may purchase or acquire shares of series C preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series C preferred stock and any class or series of our preferred stock ranking on parity with the series C preferred stock as to dividends and upon liquidation.
Unless full cumulative dividends on all shares of series C preferred stock have been or contemporaneously are authorized and declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of series C preferred stock will be redeemed (including pursuant to our optional redemption right or special optional redemption right described below) unless all outstanding shares of series C preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of series C preferred stock (except by conversion into or exchange for our capital stock ranking junior to the series C preferred stock as to dividends and upon liquidation); provided, however, that, whether or not the requirements set forth above have been met, we may purchase or acquire shares of series C preferred stock pursuant to the provisions of our charter, including the articles supplementary setting forth the terms of the series C preferred stock, relating to restrictions on ownership and transfer of our stock in connection with the requirements for our qualification as a REIT for federal income tax purposes, and we may purchase or acquire shares of series C preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series C preferred stock and any class or series of our preferred stock ranking on parity with the series C preferred stock as to dividends and upon liquidation.
Notice of redemption will be mailed by us, postage prepaid, not fewer than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the series C preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent named in “Description of Preferred Stock—Series C Preferred Stock—Transfer Agent and Registrar.” No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of series C preferred stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the series C preferred stock may be listed or admitted to trading, each notice will state:
•the redemption date;
•the redemption price;
•the number of shares of series C preferred stock to be redeemed;
•the place or places where the certificates, if any, representing shares of series C preferred stock are to be surrendered for payment of the redemption price;
•procedures for surrendering noncertificated shares of series C preferred stock for payment of the redemption price;
•that dividends on the shares of series C preferred stock to be redeemed will cease to accrue on such redemption date; and
•that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series C preferred stock.
If fewer than all of the shares of series C preferred stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of series C preferred stock held by such holder to be redeemed.
We are not required to provide such notice in the event we redeem series C preferred stock in order to maintain our status as a REIT.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of series C preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of series C preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to but excluding the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series C preferred stock for which a notice of redemption has been given.
If we have given a notice of redemption and have set aside sufficient funds for the redemption for the benefit of the holders of the series C preferred stock called for redemption and given irrevocable instructions to pay the redemption price and all accrued and unpaid dividends, then, from and after the redemption date, those shares of series C preferred stock will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of series C preferred stock will terminate. The holders of those shares of series C preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.
All shares of series C preferred stock that we redeem or repurchase will be restored to the status of authorized but unissued shares of preferred stock, without designation as to series or class.
Our revolving credit facility and senior notes prohibit us from redeeming or otherwise repurchasing any shares of our capital stock, including the series C preferred stock, after the occurrence and during the continuance of an event of default, except in limited circumstances.
Special Optional Redemption
Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the series C preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares). If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the series C preferred stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of series C preferred stock will not have the conversion right described below under “Description of Preferred Stock—Series C Preferred Stock—Conversion Rights.”
Unless full cumulative dividends on all shares of series C preferred stock have been or contemporaneously are authorized and declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, no shares of series C preferred stock will be redeemed (including pursuant to our optional redemption right or special optional redemption right described below) unless all outstanding shares of series C preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of series C preferred stock (except by conversion into or exchange for our capital stock ranking junior to the series C preferred stock as to dividends and upon liquidation); provided, however, that whether or not the requirements set forth above have been met, we may purchase or acquire shares of series C preferred stock, pursuant to the provisions of our charter, including the articles supplementary setting forth the terms of the series C preferred stock, relating to restrictions on ownership and transfer of our stock in connection with the requirements for our qualification as a REIT for federal income tax purposes, and we may purchase or acquire shares of series C preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of series C preferred stock and any class or series of our preferred stock ranking on parity with the series C preferred stock as to dividends and upon liquidation.
We will mail to you, if you are a record holder of the series C preferred stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any series C preferred stock except as to the holder to whom notice was defective. Each notice will state the following:
•the redemption date;
•the redemption price;
•the number of shares of series C preferred stock to be redeemed;
•the place or places where the certificates, if any, representing shares of series C preferred stock are to be surrendered for payment of the redemption price;

•procedures for surrendering noncertificated shares of series C preferred stock for payment of the redemption price;
•that dividends on the shares of series C preferred stock to be redeemed will cease to accrue on such redemption date;
•that payment of the redemption price and any accumulated and unpaid dividends will be made upon presentation and surrender of such series C preferred stock;
•that the series C preferred stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; and
•that the holders of the series C preferred stock to which the notice relates will not be able to tender such series C preferred stock for conversion in connection with the Change of Control and each share of series C preferred stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.
If we redeem fewer than all of the outstanding shares of series C preferred stock, the notice of redemption mailed to each stockholder will also specify the number of shares of series C preferred stock that we will redeem from each stockholder. In this case, we will determine the number of shares of series C preferred stock to be redeemed as described above in “Description of Preferred Stock—Series C Preferred Stock—Optional Redemption.”
If we have given a notice of redemption and have set aside sufficient funds for the redemption for the benefit of the holders of the series C preferred stock called for redemption and given irrevocable instructions to pay the redemption price and all accrued and unpaid dividends, then from and after the redemption date, those shares of series C preferred stock will no longer be outstanding, no further dividends will accrue and all other rights of the holders of those shares of series C preferred stock will terminate. The holders of those shares of series C preferred stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends through, but not including, the redemption date, without interest.
The holders of series C preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the series C preferred stock on the corresponding payment date notwithstanding the redemption of the series C preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series C preferred stock to be redeemed.
If a redemption date falls after a dividend record date and on or prior to the corresponding dividend payment date, each holder of shares of series C preferred stock at the close of business of such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares on or prior to such dividend payment date and each holder of shares of series C preferred stock that surrenders such shares on such redemption date will be entitled to the dividends accruing after the end of the applicable dividend period, up to but excluding the redemption date. Except as described above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on series C preferred stock for which a notice of redemption has been given.
A “Change of Control” is when each of the following have occurred and are continuing:
•the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of our company entitling that person to exercise more than 50% of the total voting power of all stock of our company entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
•as a result of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity (or if, in connection with such transaction shares of our common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity, such other entity) has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE AMER or the NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or the NASDAQ.

Conversion Rights
Upon the occurrence of a Change of Control, each holder of series C preferred stock will have the right, unless, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem such shares of series C preferred stock as described under “Description of Preferred Stock—Series C Preferred Stock—Redemption” or “Description of Preferred Stock—Series C Preferred Stock—Special Optional Redemption,” to convert some or all of the series C preferred stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our common stock per share of series C preferred stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of:
•the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series C preferred stock dividend payment and prior to the corresponding series C preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and
•1.9121 (i.e., the Share Cap).
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
In the case of a Change of Control pursuant to which shares of our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of series C preferred stock will receive upon conversion of such series C preferred stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of the shares of our common stock that were voted in such an election (if electing between two types of consideration) or holders of a plurality of our common stock that were voted in such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.
We will not issue fractional shares of common stock upon the conversion of the series C preferred stock. Instead, we will pay the cash value of such fractional shares based on the common stock price. If more than one share of series C preferred stock is surrendered for conversion at one time by or for the same holder, the number of full shares of our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of series C preferred stock so surrendered.
Within 15 days following the occurrence of a Change of Control, we will provide to holders of series C preferred stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
•the events constituting the Change of Control;
•the date of the Change of Control;
•the last date on which the holders of series C preferred stock may exercise their Change of Control Conversion Right;
•the method and period for calculating the Common Stock Price;
•the Change of Control Conversion Date;

•that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the series C preferred stock, holders will not be able to convert shares of series C preferred stock designated for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;
•if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of series C preferred stock;
•the name and address of the paying agent and the conversion agent; and
•the procedures that the holders of series C preferred stock must follow to exercise the Change of Control Conversion Right.
A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the conversion of any series C preferred stock except as to the holder to whom notice was defective.
We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our web site, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of series C preferred stock.
To exercise the Change of Control Conversion Right, the holders of series C preferred stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing series C preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:
•the relevant Change of Control Conversion Date;
•the number of shares of series C preferred stock to be converted; and
•that the series C preferred stock is to be converted pursuant to the applicable provisions of the series C preferred stock.
The “Change of Control Conversion Date” is the date the series C preferred stock is to be converted, which will be a business day fixed by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of series C preferred stock.
The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange.
Holders of series C preferred stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:
•the number of withdrawn shares of series C preferred stock;
•if certificated shares of series C preferred stock have been issued, the certificate numbers of the withdrawn shares of series C preferred stock; and
•the number of shares of series C preferred stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the series C preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company (“DTC”).
The shares of series C preferred stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, on or prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem such shares of series C preferred stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of series C preferred stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of series C preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid dividends thereon to, but not including, the redemption date (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), in accordance with our optional redemption right or special optional redemption right. See “Description of Preferred Stock—Series C Preferred Stock—Optional Redemption” and “Description of Preferred Stock—Series C Preferred Stock—Special Optional Redemption” above.
We will deliver the applicable Conversion Consideration no later than the third business day following the Change of Control Conversion Date..
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of series C preferred stock into shares of our common stock. Notwithstanding any other provision of the series C preferred stock, no holder of series C preferred stock will be entitled to convert such series C preferred stock into shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter, including the articles supplementary setting forth the terms of the series C preferred stock, unless we provide an exemption from this limitation for such holder.
The Change of Control conversion feature may make it more difficult for a party to take over our company or discourage a party from taking over our company.
Except as provided above in connection with a Change of Control, the series C preferred stock is not convertible into or exchangeable for any other securities or property.
No Maturity, Sinking Fund or Mandatory Redemption
The series C preferred stock has no maturity date and we are not required to redeem the series C preferred stock at any time. Accordingly, the series C preferred stock will remain outstanding indefinitely, unless we decide, at our option, to exercise our redemption right or, under circumstances where the holders of the series C preferred stock have a conversion right, such holders convert the series C preferred stock into our common stock. The series C preferred stock is not subject to any sinking fund.
Limited Voting Rights
Holders of shares of series C preferred stock generally do not have any voting rights, except as set forth below.
If dividends on the series C preferred stock are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred dividend default), holders of shares of series C preferred stock and holders of all other classes or series of parity preferred stock with which the holders of series C preferred stock are entitled to vote together as a single class, voting together as a single class, will be entitled to vote for the election of a total of two additional directors to serve on our board of directors (which we refer to as preferred stock directors), until all unpaid dividends for past dividend periods and the then-current divided period with respect to the series C preferred stock have been paid. At such time as holders of our series C preferred stock become entitled to vote in the election of preferred stock directors, the number of directors serving on our board of directors will be increased automatically by two (unless the number of directors has previously been so increased pursuant to the terms of any class or series of any parity preferred stock). The preferred stock directors will be elected by a plurality of the votes cast in the election of preferred stock directors and each preferred stock director will serve until our next annual meeting of stockholders and until his or her successor is duly elected and qualifies. The election of preferred stock directors will take place at:
•either a special meeting of our stockholders called for the purpose of electing preferred stock directors upon the written request of holders of at least 10% of the outstanding shares of series C preferred stock and any other class or series of parity preferred stock entitled to vote together as a single class with the holders of series C preferred stock in the election of preferred stock directors or, if this request is received more than 90 days before the date fixed for our next annual meeting of stockholders or special meeting of stockholders at which preferred stock directors are to be elected or, if we receive the request for a special meeting within 90 days before the date fixed for our next annual meeting of stockholders or special meeting of stockholders at which preferred stock directors are to be elected, at such annual or special meeting of stockholders; and
•each subsequent annual meeting (or special meeting at which preferred stock directors are to be elected) until all dividends accumulated on the series C preferred stock have been paid in full for all past dividend periods.
If and when all accumulated dividends on the series C preferred stock for all past dividend periods and the then-current divided period shall have been paid in full, holders of series C preferred stock shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred dividend default) and, unless outstanding shares of parity preferred stock remain entitled to vote in the election of preferred stock directors, the term of office of such preferred stock directors so elected will terminate and the number of directors will be reduced accordingly.
Any preferred stock director elected by holders of shares of series C preferred stock and any class or series of parity preferred stock may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding shares of series C preferred stock and any class or series of parity preferred stock then entitled to vote together as a single class in the election of preferred stock directors (voting together as a single class). So long as a preferred dividend default continues, any vacancy in the office of a preferred stock director may be filled by written consent of the preferred stock director remaining in office, or if none remain in office, by a plurality of the votes cast in the election of preferred stock directors. The preferred stock directors shall each be entitled to one vote on any matter before our board of directors.
In addition, so long as any shares of series C preferred stock remain outstanding, we will not, without the consent or the affirmative vote of the holders of at least two-thirds of the outstanding shares of series C preferred stock and each other class or series of parity preferred stock with which the holders of series C preferred stock are entitled to vote together as a single class on such matter, voting together as a single class:
•authorize, create or issue, or increase the number of authorized or issued number of shares of, any class or series of stock ranking senior to the series C preferred stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or
•amend, alter or repeal the provisions of our charter, including the terms of the series C preferred stock, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets or otherwise, so as to materially and adversely affect the rights, preferences, privileges or voting powers of the series C preferred stock, except that, with respect to the occurrence of any of the events described in the second bullet point immediately above, so long as the series C preferred stock remains outstanding with the terms of the series C preferred stock materially unchanged, taking into account that, upon the occurrence of an event described in the second bullet point above, we may not be the surviving entity and the surviving entity may not be a corporation, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the series C preferred stock, and in such case such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. Furthermore, if holders of shares of series C preferred stock receive the greater of the full trading price of the series C preferred stock on the date of an event described in the second bullet point immediately above or the $25.00 per share liquidation preference plus all accrued and unpaid dividends thereon to (but not including) the date of such event pursuant to the occurrence of any of the events described in the second bullet point immediately above, then such holders shall not have any voting rights with respect to the events described in the second bullet point immediately above. If any event described in the second bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the series C preferred stock disproportionately relative to any other class or series of parity preferred stock, the affirmative vote of the holders of at least two-thirds of the outstanding shares of series C preferred stock, voting as a separate class, will also be required.
Holders of shares of series C preferred stock will not be entitled to vote with respect to any increase in the total number of authorized shares of our common stock or preferred stock, any increase in the number of authorized shares of series C preferred stock or the creation or issuance of any other class or series of capital stock, or any increase in the number of authorized shares of any other class or series of capital stock, in each case ranking on parity with or junior to the series C preferred stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up.
Holders of shares of series C preferred stock will not have any voting rights with respect to, and the consent of the holders of shares of series C preferred stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the series C preferred stock, except as set forth above.
In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of series C preferred stock.
In any matter in which series C preferred stock may vote together as a single class with holders of all other classes or series of parity preferred stock (as expressly provided in the articles supplementary setting forth the terms of the series C preferred stock), each share of series C preferred stock shall be entitled to one vote per $25.00 of liquidation preference. As a result, each share of series C preferred stock will be entitled to one vote.
Transfer Agent and Registrar
The transfer agent and registrar for the series C preferred stock is Computershare Trust Company, N.A.
Listing
Our outstanding shares of series C preferred stock are listed on the New York Stock Exchange under the symbol “HPP-PC.”
Book-Entry Procedures
The series C preferred stock has only be issued in the form of global securities held in book-entry form. DTC or its nominee is the sole registered holder of the series C preferred stock. Owners of beneficial interests in the series C preferred stock represented by the global securities hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities are shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert or require repurchase of their interests in the series C preferred stock, in accordance with the procedures and practices of DTC. Beneficial owners are not holders and are not entitled to any rights provided to the holders of the series C preferred stock under the global securities or the articles supplementary. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.
DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniformed Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectl.
The series C preferred stock, represented by one or more global securities, is exchangeable for certificated securities with the same terms only if:
•DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or
•we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).
Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of common stock, to authorize us to issue additional authorized but unissued shares of our common stock and to classify or reclassify unissued shares of our common stock and thereafter to cause us to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Additional classes or series of common stock, as well as the additional authorized shares of common stock, will be available for issuance without further action by our stockholders unless such action is required by the terms of any class or series of our stock that may be issued in the future or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for our common stock or that our common stockholders otherwise believe to be in their best interests.
Restrictions on Ownership and Transfer
To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our common stock and series C preferred stock.